UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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UNITED INSURANCE HOLDINGS CORP.
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UNITED INSURANCE HOLDINGS CORP.
800 2nd Avenue S.
St. Petersburg, FL 33701

April 6, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of United Insurance Holdings Corp. (UPC Insurance, the Company, us, our, and we), which will be held at 1:00 p.m. local time on Tuesday, May 8, 2018, at our principal executive offices located at 800 2nd Avenue S., St. Petersburg, Florida 33701.

Kind regards,

/s/ John L. Forney
John L. Forney, CFA
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2018

WE HEREBY GIVE NOTICE that the 2018 Annual Meeting of Stockholders ("Annual Meeting") of United Insurance Holdings Corp., will be held at 1:00 p.m., local time, on Tuesday, May 8, 2018, at our principal executive offices located at 800 2nd Avenue S., St. Petersburg, Florida 33701, for the following purposes:

1.
To elect Alec L. Poitevint, II, Kern M. Davis, M.D., William H. Hood, III, Sherrill W. Hudson, and Patrick F. Maroney to serve as Class B directors of our Board of Directors until our 2020 annual meeting of stockholders;

2.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Our Board of Directors ("Board") recommends that our stockholders vote FOR the election of each of the Class B director nominees named above and FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Holders of shares of our common stock at the close of business on March 26, 2018 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement that may take place. A list of stockholders entitled to vote at the meeting will be made available for the examination of any stockholder at the Annual Meeting and for ten days prior to the Annual Meeting at our principal executive offices located at 800 2nd Avenue S., St. Petersburg, Florida 33701.

We cordially invite you to attend the Annual Meeting. To gain admission, you must have owned shares of our common stock as of the Record Date and present a valid, government-issued, picture identification. If your shares are registered directly in your name, we will compare your name to the list of registered stockholders to verify your share ownership. If your shares are in the name of your broker, bank, or other holder of record, you must bring evidence of your share ownership, such as your most recent account statement or a legal proxy from your broker, bank, or other holder of record. If you do not meet these requirements, we will not admit you to the Annual Meeting. All packages and bags are subject to inspection. No cameras or other recording devices are permitted.

Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the accompanying proxy statement, please vote at your earliest convenience by Internet or by mailing your completed proxy card. Instructions regarding the voting methods are described in the accompanying proxy statement.

Dated:	April 6, 2018	By order of the Board,
/s/ Kimberly A. Salmon Kimberly A. Salmon
Corporate Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2018.
To access our Proxy Statement for the 2018 Annual Meeting of
Stockholders and our 2017 Annual Report, please visit
http://www.proxydocs.com/UIHC

UNITED INSURANCE HOLDINGS CORP.
PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

CONCERNING THE ANNUAL MEETING AND VOTING

You are invited to attend UPC Insurance's 2018 Annual Meeting. This proxy statement ("Proxy Statement") contains information about the Annual Meeting, including meeting logistics, matters up for vote, how to vote, and answers to other frequently asked questions. The Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy card, and our 2017 Annual Report, are first being mailed to stockholders on or about April 6, 2018.

MEETING INFORMATION	AGENDA
DATE	Elect the 5 Class B director nominees named in this Proxy Statement
May 8, 2018
TIME	Your Board recommends a vote FOR each Class B director nominee
1:00 p.m. Eastern Time
LOCATION	read more on page 5
800 2nd Avenue South, St. Petersburg, Florida 33701	Ratify the appointment of RSM US LLP ("RSM") as our independent registered public accounting firm for fiscal 2018
ATTENDING IN PERSON
To attend our Annual Meeting and vote in person, please follow the instructions described in this Proxy Statement in the section entitled Attendance. We encourage you to register your attendance in advance by contacting Jessica Strathman, Director of Financial Reporting, at (727) 895-7737.

Your Board and the Audit Committee recommend a vote FOR this proposal read more on page 14

CONTACTING THE COMPANY
Unless otherwise noted in the Proxy Statement, requests for documents and/or information, submissions of proposals or nominations, proxy revocations or other official communications should be submitted in writing to the following address:
United Insurance Holdings Corp. 800 2nd Avenue South St. Petersburg, Florida 33701 Attention: Corporate Secretary

VOTING FAQs
Who is soliciting my proxy?
Our Board is soliciting the proxy accompanying this Proxy Statement. We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional information we furnish to our stockholders. We may solicit proxies through the mail, or our directors, executive officers, and other employees may solicit proxies in person or by telephone. We will not pay any additional compensation to our directors, executive officers, or other employees for their services with regard to proxy solicitation. We will also request brokers, banks, and other holders of record to forward proxy materials, at our expense, to the beneficial owners of our shares.
Who can vote?
Our Board has fixed the record date for the determination of stockholders entitled to notice of, and to vote at, our Annual Meeting as the close of business on March 26, 2018 (the "Record Date"). As of the Record Date, there were 42,745,937 shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote on each of the matters to be voted on at the Annual Meeting.

How do I vote?
If you are a stockholder of record, you may vote as follows:

•	By Internet: You may vote via the Internet, by following the instructions on your proxy card. The proxyholders appointed by the Board will vote your shares in accordance with your instructions.

•
By mail: You may vote by mail by marking, dating and signing your proxy card and returning it in the pre-paid envelope provided. The proxyholders appointed by the Board will vote your shares in accordance with your instructions.

•
In person at the Annual Meeting: You may vote in person by ballot at the Annual Meeting. Please note that even if you plan to attend the Annual Meeting, we encourage you to submit a proxy in advance to ensure your shares are represented.

If you hold your shares beneficially in “street name,” through a broker, bank, or other holder of record, you may vote by following the instructions provided with the proxy materials. Stockholders who hold their shares in street name may vote in person at the Annual Meeting only if they provide a legal proxy, executed in their favor, from the holder of record of their shares, as described below in the subsection entitled Attendance.
Can I revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time before the vote at our Annual Meeting by submitting written notice as described above under Contacting the Company, by delivering a proxy bearing a later date prior to the Annual Meeting or by attending the Annual Meeting and voting in person. If you hold your shares in street name, you must follow the instructions provided by your broker, bank, or other nominee to revoke your proxy.
How many votes must be present to hold the Annual Meeting?
The presence of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions, withhold votes, and “broker non-votes” are counted as present and entitled to vote for the purpose of determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or other holder of record, holding shares for a beneficial owner, does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers may not vote on behalf of their clients with respect to the election of directors (Proposal One) if their clients do not provide voting instructions. Brokers have discretionary voting power with respect to Proposal Two.
What is the required vote for each proposal?
Proposal One (Election of Directors): Our By-Laws, as amended (the “By-Laws”), provide for a plurality voting standard for the election of directors, under which the director nominees receiving the greatest number of ”for” votes are elected. Therefore, the five Class B director nominees receiving the most votes in favor of his election will be elected as Class B directors. Withheld votes and broker non-votes will not affect the outcome of the vote on Proposal One.
Proposal Two (Ratification of the Appointment of our Independent Registered Public Accounting Firm): Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, may ratify any act submitted to the stockholders for ratification. Accordingly, the appointment of RSM as our independent registered public accounting firm for the fiscal year ending December 31, 2018 will be ratified if the number of “for” votes cast on Proposal Two exceeds the number of “against” and “abstain” votes. Abstentions will be included in the calculation of the number of shares represented and entitled to vote at the Annual Meeting and will therefore count as votes against the ratification of the appointment of RSM. Brokers will have discretionary authority to vote on Proposal Two.

Even if stockholders ratify the appointment of RSM, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interest and, thus, in our stockholders’ best interest.
What is the Board’s voting recommendation?
The Board recommends a vote FOR the election of each of the Class B director nominees named in this Proxy Statement (Proposal One) and FOR the ratification of the appointment of RSM as the Company’s independent registered public accounting firm for fiscal 2018 (Proposal Two).
Are there any other matters to be presented at the Annual Meeting?
The Company does not know of any other matter to be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration and you authorize a proxy to vote your shares, the persons named in the proxy will have the discretion to vote on those matters for you.
What happens if I sign and return a blank proxy card or voting instruction card?
If you are a stockholder of record and you properly mark, date, sign, and return a proxy card or use Internet voting procedures, as applicable, to authorize the named proxies to vote your shares, and your proxy card or other proxy authorization is received by the Company in time to be voted at the Annual Meeting, it will be voted as specified, unless it is properly revoked prior to the Annual Meeting.
If you are a stockholder of record and you date, sign and return a proxy card without giving specific voting instructions, your shares will be voted:

•	“FOR” the election of the five Class B director nominees named in this Proxy Statement; and

•	“FOR” the ratification of the appointment of RSM as our independent registered public accounting firm for fiscal 2018.
If you hold your shares in street name via a broker, bank, or other nominee and do not provide the broker, bank, or other nominee with voting instructions (including by dating, signing and returning a blank voting instruction card), your shares:

•	Will be voted in accordance with the broker’s discretion on “routine” matters, which includes only Proposal Two; and

•	Will not be counted in connection with Proposal One.
INSPECTOR OF ELECTIONS AND STOCKHOLDER LIST
We have appointed an Inspector of Elections for our Annual Meeting who will tabulate all of the votes at our Annual Meeting. For a period of ten (10) days prior to the Annual Meeting, any stockholder may appear at our principal executive offices, located at the address listed above, to examine a list of our stockholders entitled to vote at our Annual Meeting.

ATTENDANCE

All stockholders as of the close of business on the Record Date, or their duly appointed proxy holders, may attend our Annual Meeting. Registration will begin at 12:30 p.m. Eastern Time and persons attending should allow ample time for check-in procedures. If you attend, please note that you must present valid photo identification, such as a driver’s license or passport. If you are a stockholder of record, we will verify your name against the list of our stockholders as of the Record Date, prior to admittance to our Annual Meeting. If you are a beneficial holder and hold your shares in street name through a broker, bank or other holder of record, you will need to present a copy of a brokerage statement or a legal proxy from your broker, bank, or other holder of record, reflecting your stock ownership as of the Record Date before you can be admitted to our Annual Meeting.

If you are a stockholder of record, you may attend our Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card or via the Internet. If you are a beneficial holder and if you obtain a legal proxy from your broker, bank or other holder of record and present it to the Inspector of Elections along with your ballot, you may vote in person at our Annual Meeting. We encourage you to vote your shares in advance of our Annual Meeting, even if you plan on attending. If you have already voted, you may nevertheless revoke your vote in the manner described above and vote in person at our Annual Meeting.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION

The Board oversees and monitors our management in the interest and for the benefit of our stockholders. We have posted our Corporate Governance Guidelines on our website at investors.upcinsurance.com. In addition to our Corporate Governance Guidelines, the Company has adopted a Code of Conduct and Ethics, which is applicable to our directors, officers, and employees. The Code of Conduct and Ethics is also posted on our website at investors.upcinsurance.com. Although the information contained on or connected to our website is not part of this Proxy Statement, you can view additional information on our website, such as the reports that we file with the Securities and Exchange Commission (“SEC”). Copies of these documents may also be obtained free of charge by contacting Company.
In 2017, in connection with our acquisition of AmCo Holding Company (“AmCo”), the size of our Board of Directors was increased from seven to ten directors and Messrs. Peed, Hogan, and Maroney were appointed to the Board pursuant to the Stockholders Agreement, dated as of August 17, 2016, by and among the Company, RDX Holding LLC, R. Daniel Peed and Peed FLP1, Ltd., L.L.P. (the “Stockholders Agreement”). For additional information regarding our acquisition of AmCo and the terms of the Stockholders Agreement, see the section entitled Certain Relationships and Related Person Transactions.
Our Board is currently comprised of ten directors, divided into two classes of even size. In accordance with our Certificate of Incorporation, each class of directors is elected for a two year term. The term of office for our Class B directors will expire at our Annual Meeting. The term of office for our Class A directors will expire at our 2019 annual meeting of stockholders.
The following table provides information regarding each of our current directors:

	AGE	POSITION	CURRENT TERM EXPIRES	DIRECTOR SINCE
CLASS A
Gregory C. Branch	70	Chairman of the Board	2019	2008
R. Daniel Peed	55	Vice Chairman of the Board	2019	2017
John L. Forney	56	President, CEO, and Director	2019	2012
Michael R. Hogan	68	Director	2019	2017
Kent G. Whittemore	70	Director	2019	2008

CLASS B
Alec L. Poitevint, II	70	Lead Director	2018	2008
Kern M. Davis, M.D.	63	Director	2018	2012
William H. Hood, III	57	Director	2018	2012
Sherrill W. Hudson	75	Director	2018	2013
Patrick F. Maroney	68	Director	2018	2017

PROPOSAL ONE – ELECTION OF DIRECTORS

PROPOSAL

Our Board has nominated as Class B directors for re-election at the Annual Meeting Alec L. Poitevint, II, Kern M. Davis, M.D., William H. Hood, III, and Sherrill W. Hudson, and has nominated for election Patrick F. Maroney, who was appointed to the Board in April 2017 pursuant to the Stockholders Agreement. Each director nominee elected as a Class B director at our Annual Meeting will serve a two-year term until his successor is elected and qualified at our 2020 annual meeting of stockholders.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted “FOR” the election of each of Alec L. Poitevint, II, Kern M. Davis, M.D., William H. Hood, III, Sherrill W. Hudson, and Patrick F. Maroney as Class B directors. All of these nominees have agreed to serve if elected and have consented to being named in this Proxy Statement. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Our By-Laws provide for a plurality voting standard for the election of directors, under which the director nominees receiving the greatest number of "for" votes are elected. Therefore, the five Class B director nominees receiving the most votes in favor of his election will be elected as Class B directors. Withheld votes and broker non-votes will not affect the outcome of the vote on the election of directors.

RECOMENDATION OF THE BOARD

Our Board unanimously recommends that you vote FOR the election of Alec L. Poitevint, II, Kern M. Davis, M.D., William H. Hood, III, Sherrill W. Hudson, and Patrick F. Maroney as Class B directors, each to serve a two-year term ending on the date of the 2020 annual meeting of stockholders and until his successor is duly elected and qualified. Each of the nominees is currently a director of the Company. The Board's recommendation is based on the extent of each candidate's demonstrated excellence and success in his chosen career and the specific skills the candidate adds to the Board, as further described below.

CLASS B DIRECTOR NOMINEES

ALEC L. POITEVINT, II
LEAD DIRECTOR
AGE: 70
DIRECTOR SINCE: 2008

Alec L. Poitevint, II has served as a member of our Board since September 2008, and prior to that served as a director of our predecessor company, United Insurance Holdings, L.C. (UIH) since 2001. Mr. Poitevint has served as Chairman and President of Southeastern Minerals, Inc. and its affiliated companies, headquartered in Bainbridge, Georgia, since 1981. Southeastern Minerals manufactures and distributes mineral ingredients. He joined Southeastern Minerals in 1970. Mr. Poitevint previously served as a director (from 1989 to 2010), Vice Chairman (from 1994 to 2010), and President (2006) of First Port City Bank of Bainbridge. Mr. Poitevint served as a director of Agri-Nutrition/Virbac Corporation from 1996 to 2006, and at various times during his tenure he held the positions of Chairman of the Board and Chairman of the Audit Committee. Mr. Poitevint has also served as the Chairman of American Feed Industry Insurance Company since 2002 and is the former Chairman of the American Feed Industry Association and National Feed Ingredients Association. Mr. Poitevint served on the Republican National Committee (RNC) as Committeeman or Chairman for Georgia from 1989 to 2012 and served as RNC Treasurer from 1997 to 2001.

Our Board selected Mr. Poitevint to serve on our Board based upon his experience in the insurance industry and his diverse management experience.

KERN M. DAVIS, M.D.
DIRECTOR
AGE: 63
DIRECTOR SINCE: 2012

Kern M. Davis, M.D. has served as a member of our Board since March 2012. Dr. Davis is the son of one of the original founders of our predecessor company, UIH, and served as a director of UIH from 2006 to 2008. Dr. Davis earned a B.A. in Chemistry from the University of Florida in 1976, and a medical degree from the University of South Florida in 1980; he completed his residency at the University of Florida in 1985. In 1985, Dr. Davis joined Pathology Associates, P.A., an anatomic and clinical pathology professional services firm, and has served as its President since 1992. In 1993, Dr. Davis became a medical director for St. Anthony’s Hospital Laboratory, and currently holds this position. Dr. Davis received an M.B.A. from the University of South Florida in 1993. Dr. Davis has been a National Association of Corporate Directors ("NACD") Governance Fellow since 2013.

Our Board selected Dr. Davis to serve on our Board based upon his prior experience with UIH and his educational and professional business experience.

WILLIAM H. HOOD, III
DIRECTOR
AGE: 57
DIRECTOR SINCE: 2012

William H. Hood, III has served as a member of our Board since March 2012 and, prior to that, served as a director of our predecessor company, UIH, from 2000 to 2008. In 1984, Mr. Hood formed Special Data Processing Corporation, a national partnership marketing company, and served as its Chief Executive Officer and Chairman from 1984 to 2006. Mr. Hood sold the company in 1999 to a private equity firm, and he continued to manage the company until he retired in 2006. In 2001, Mr. Hood formed Hall Estate Management LLC, now known as Hall Capital Holdings LLC, and, as the sole member of the firm, Mr. Hood manages his investments and entrepreneurial interests.

Our Board selected Mr. Hood to serve on our Board based upon his prior experience with UIH and his entrepreneurial experience in building and forming a national marketing company.

SHERRILL W. HUDSON
DIRECTOR
AGE: 75
DIRECTOR SINCE: 2013

Sherrill W. Hudson has served as a member of our Board since May 2013. Mr. Hudson served as Chairman of the Board for TECO Energy, an energy-related holding company, from January 2003 to July 2016. Mr. Hudson served as TECO’s Chairman and Chief Executive Officer from July 2004 to August 2010 and Executive Chairman from August 2010 to December 2012. Prior to his employment with TECO, Mr. Hudson worked for Deloitte & Touche LLP, an audit, financial advisory, tax and consulting firm. In August 2002, Mr. Hudson retired from Deloitte after having worked for the firm for over 37 years. Mr. Hudson currently serves on the board of directors of Lennar Corporation and CBIZ, Inc. He serves as Chairman of the Florida Chapter of the NACD. He also served on the board of directors of Publix Super

Markets from January 2003 to April 2015. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants, which recognized him as the 2006 Outstanding CPA in Business and Industry. He received his B.A. and graduated cum laude from Ashland University in Ashland, Ohio.

Our Board selected Mr. Hudson to serve on our Board based upon his professional background in auditing and financial reporting and diverse business experience. Mr. Hudson serves as our Audit Committee's financial expert.

PATRICK F. MARONEY
DIRECTOR
AGE: 68
DIRECTOR SINCE: 2017

Patrick F. Maroney has served as a member of our Board since April 2017. Mr. Maroney served on the board of directors of American Coastal Insurance Company (ACIC) from October 2015 to April 2017. Mr. Maroney is currently a Professor Emeritus at Florida State University College of Business. From 1996 to 2003, Mr. Maroney served on the board of directors at First Floridian Insurance Company. From 1978 to 1981, Mr. Maroney served as Assistant General Counsel of the Florida Department of Insurance. Mr. Maroney was also a counsel at Liberty Mutual Insurance Company and CNA Insurance Company and a personal lines manager at West Coast Insurers. Mr. Maroney is the founding director of the Florida Catastrophic Storm Risk Management Center. Mr. Maroney has a B.S. in risk management and insurance from Florida State University and a J.D. from the University of Florida.

Our Board selected Mr. Maroney to serve on our Board based upon his significant experience as an insurance attorney as well as his significant experience in management and the insurance industry.

CLASS A DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2019 ANNUAL MEETING

GREGORY C. BRANCH
CHAIRMAN OF THE BOARD
AGE: 70
DIRECTOR SINCE: 2008

Gregory C. Branch has served as the Chairman of our Board since September 2008 and, prior to that, served as the Chairman and Chief Executive Officer of our predecessor company, UIH, from its inception in 1999 to 2008. Mr. Branch has served as the Chairman, President and owner of Branch Properties, Inc., a manufacturer and distributor of equine feed, since 1986. From 1994 to 1998, Mr. Branch served as Chairman of Summit Holding Southeast, Inc., an insurance holding company that completed its initial public offering in 1997 and was acquired by Liberty Mutual in 1998. Mr. Branch has served as a director of Prime Holdings, Inc. since 2001 and of Raffles Insurance Company since 2003. Mr. Branch was the founding Chairman of Sunz Insurance Holding, a Florida workers compensation company that was sold in 2008. Mr. Branch was a founding member and former Chairman of, and remains a director of American Feed Industry Insurance Company RRG. Mr. Branch operated as an underwriting member of Lloyd’s of London from 1986 to 2004. Mr. Branch graduated from the University of Florida with a B.S. in Agriculture Economics and served at the rank of Captain in the U.S. Army.

Our Board selected Mr. Branch to serve on our Board based upon his substantial experience in the insurance industry and his broad entrepreneurial skills obtained by owning his own business.

R. DANIEL PEED
VICE CHAIRMAN OF THE BOARD
AGE: 55
DIRECTOR SINCE: 2017

R. Daniel Peed has served as a member of our Board since April 2017. Mr. Peed served on the board of ACIC from 2007 to 2017. Mr. Peed has been the President and Chief Executive Officer of AmRisc, LLC (formerly known as "CRC Insurance Services, Inc."), the managing general agent of our subsidiary ACIC, since December 2000. From 1991 to 2000, Mr. Peed served as a senior vice president of SOREMA North America Reinsurance Company, Fulcrum Insurance. In addition, from 1985 to 1991, Mr. Peed was a supervisor at Factory Mutual Engineering Association. Mr. Peed has a B.S. in petroleum engineering from Texas A&M University and an M.B.A. with a concentration in insurance from the University of North Texas. In addition Mr. Peed has the Chartered Property & Casualty Underwriter ("CPCU") and Associate in Reinsurance ("ARe") designations and a Professional Engineering designation in Fire Protection.

Our Board selected Mr. Peed to serve on our Board based upon his significant experience in management and the insurance industry.

JOHN L. FORNEY
PRESIDENT, CEO, AND DIRECTOR
AGE: 56
DIRECTOR SINCE: 2012

John L. Forney has served as our Chief Executive Officer (CEO) and a member of our Board since June 2012. He assumed the additional role of President in July 2013. From 2002 until he joined our Company, Mr. Forney served in a number of different capacities at Raymond James, a financial services holding company based in St. Petersburg, Florida. He last served as managing director in Raymond James' public finance department, where he managed the department and led the firm's investment banking efforts in catastrophe insurance financing. Mr. Forney received a B.A. in Economics from Princeton University and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. He also holds the Chartered Financial Analyst designation.

Our Board selected Mr. Forney to serve on our Board based upon his in-depth knowledge of the Company's business and his 24-year background of executive experience, including a balanced mix of investment banking and private sector executive leadership positions with a focus on the insurance market.

MICHAEL R. HOGAN
DIRECTOR
AGE: 68
DIRECTOR SINCE: 2017

Michael R. Hogan has served as a member of our Board since April 2017. Mr. Hogan served on the board of directors of ACIC from 2015 to 2017. From 1994 to 1999, Mr. Hogan served on the national agency advisory board of The Travelers Insurance Company. In addition, from 2003 to 2008, Mr. Hogan served on the board of directors of The South Financial Corporation. Mr. Hogan has 42 years of experience as an independent insurance agent, specializing in wind, flood and earthquake insurance as the President and owner of Puckett, Sheets, and Hogan Insurance, which received a national Best Practices Award in 2006. Mr. Hogan graduated from Furman University in 1972 with a B.A. in business and economics.

Our Board selected Mr. Hogan to serve on our Board based upon his significant experience in management and the insurance industry.

KENT G. WHITTEMORE
DIRECTOR
AGE: 70
DIRECTOR SINCE: 2008

Kent G. Whittemore has served as a member of our Board since September 2008 and, prior to that, served as a director of our predecessor company, UIH, from 2001 to 2008. Mr. Whittemore has served as the President of, and is a shareholder of, The Whittemore Law Group, P.A., a law firm located in St. Petersburg, Florida that he co-founded in 1987. The primary focus of his practice is in the areas of personal injury, insurance litigation, and business and real estate litigation. Mr. Whittemore served as President of the St. Petersburg Bar Association from 1996 to 1997, and served as President of the Tampa Bay Trial Lawyers Association from 2003 to 2004. Mr. Whittemore currently serves as a director of the Southern Trial Lawyers Association and formerly served as a director of the Academy of Florida Trial Lawyers. He also served on St. Petersburg’s Charter Review Commission. Mr. Whittemore received a B.S. in Business Administration from the University of Florida and a J.D. from Stetson College of Law.

Our Board selected Mr. Whittemore to serve on our Board based upon his insurance industry experience and his legal expertise.

DIRECTOR INDEPENDENCE

The following table shows the directors who are considered independent in accordance with Nasdaq Rule 5605(a)(2) as well as their formal committee assignments:

COMMITTEES
INDEPENDENT DIRECTORS	AUDIT	COMPENSATION AND BENEFITS	NOMINATING AND CORPORATE GOVERNANCE	FINANCE AND INVESTMENT
Branch
Davis	✓		✓*
Hood				✓
Hogan			✓
Hudson	✓*	✓
Maroney	✓			✓
Poitevint		✓		✓*
Whittemore		✓*	✓
*Committee Chair

R. Daniel Peed is not considered independent in accordance with Nasdaq Rule 5605(a)(2). As our Vice-Chairman is not independent, we have elected Alec L. Poitevint, II, as our independent Lead Director.

As described below, our Board has an Audit Committee, a Compensation and Benefits Committee, a Nominating and Corporate Governance Committee, and a Finance and Investment Committee. All of the members of all of these committees qualify as independent directors. In addition, all of the committee members qualify as independent directors under the independence standards specific to their committees.

BOARD LEADERSHIP STRUCTURE

Our Board has a non-executive Chairman and a non-executive Vice Chairman. The Chairman, Gregory C. Branch, sets the agendas for and presides over the Board meetings. The Vice Chairman, R. Daniel Peed, assists the Chairman in his duties and responsibilities and would serve as Chairman in the event of Mr. Branch's incapacity until the directors selected a new Chairman. The Chairman and Vice Chairman both communicate regularly with our CEO on matters of significance. The CEO, John L. Forney, is a member of the Board and participates in meetings.

Our Board also has a Lead Director, Alec L. Poitevint, who was appointed by the independent directors. The Lead Director provides additional leadership and organization in meetings of independent directors separately and apart from management and non-independent directors. In the event of Mr. Poitevint's incapacity, the chair of the Nominating and Corporate Governance Committee would serve as the Lead Director until the independent directors selected a new Lead Director.

The Board believes that this leadership structure is appropriate for our Company at this time because it allows for independent oversight of management, increases management accountability, and encourages an objective evaluation of management’s performance.

BOARD'S ROLE IN RISK MANAGEMENT AND OVERSIGHT

The Board reviews and approves the Company's strategic plan as presented by management and monitors our performance throughout the year against the plan.

The Board regularly devotes time during its meetings to review and discuss the most significant risks we face and management’s process for identifying, prioritizing and responding to those risks. During these discussions, our CEO and our Chief Financial Officer (CFO) present management’s process for the assessment of risks, a description of the most significant risks we face and any mitigating factors, plans or policies in place to address those risks. The Board also delegates certain of its risk oversight responsibilities to its committees.

The Audit Committee bears responsibility for oversight of our policies with respect to risk assessment and risk management. The Audit Committee Members analyze major financial risk exposures which we face and the steps we have taken to monitor and control such exposures. The Audit Committee also oversees our compliance with legal and regulatory requirements, areas which generate many of the most significant risks we face.

The Compensation and Benefits Committee reviews our compensation structure, policies and practices to determine whether incentive compensation arrangements would be reasonably likely to have a material adverse effect on the Company.

The Compensation and Benefits Committee addresses risk exposures we face with respect to compensation, with appropriate reporting of these risks to be made to the full Board. The Compensation and Benefits Committee assesses the potential risks arising from our compensation policies and practices and considers safeguards against incentives to take excessive risks.

The Finance and Investment Committee bears responsibility for oversight of policy decisions about risk aggregation and minimization, including credit risk. The Finance Committee is also responsible for oversight of the capital structure and financing arrangements in support of our plans to ensure consistency with our risk tolerances and oversight of management's investment of our assets.

MEETINGS AND MEETING ATTENDANCE

Our Board held four meetings during 2017. Each of our directors attended at least 95% of all meetings of the Board and Board committees on which they served for the periods in which they served during 2017. All of our directors attended our 2017 annual meeting of stockholders. We do not have a formal policy with respect to director attendance at annual meetings of stockholders; however, we encourage all of our directors to attend such meetings.

COMMUNICATION WITH DIRECTORS

Stockholders may contact an individual director, our Board as a group, our independent directors as a group, or a specified Board committee by sending correspondence addressed to our Secretary to the address listed in the subsection entitled Contacting the Company or to InvestorRelations@upcinsurance.com. Each communication should specify the applicable addressee or addressees to which the communication is directed, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We also may refer communications to other departments as applicable. We generally will not forward to our directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or is a request for general information.

BOARD COMMITTEES

AUDIT COMMITTEE. Our Audit Committee consists of Mr. Hudson (Chair), Dr. Davis, and Mr. Maroney. Our Board has determined that Mr. Hudson is an audit committee financial expert. All members of our Audit Committee are “independent” under both the general independence standards and the audit committee independence standards set forth in the Nasdaq Marketplace Rules.

Our Audit Committee operates under a formal written charter adopted by our Board that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain copies of the charter free of charge on our website at investors.upcinsurance.com, or by contacting our Corporate Secretary at the address listed in the subsection entitled Contacting the Company.

Our Audit Committee assists our Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. Our Audit Committee’s role includes overseeing:

•	the integrity of our financial statements,

•	our compliance with legal and regulatory requirements,

•	the independent auditor’s qualifications and independence,

•	the performance of our independent auditors,

•	our business practices and ethical standards, and

•	our risk assessment and risk management policies.

Our Audit Committee met six times during 2017.

COMPENSATION AND BENEFITS COMMITTEE. Our Compensation and Benefits Committee consists of Mr. Whittemore (Chair), Mr. Hudson, and Mr. Poitevint.

All members of our Compensation and Benefits Committee are "independent" under both the general independence standards and the compensation committee independence standards set forth in the Nasdaq Marketplace Rules.

Our Compensation and Benefits Committee operates under a formal written charter adopted by our Board that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain copies of the charter free of charge on our website at investors.upcinsurance.com, or by contacting our Secretary at the address listed in the subsection entitled Contacting the Company.

Our Compensation and Benefits Committee assists our Board in its oversight employee compensation, benefit plans and employee stock programs and the compensation of our senior management and CEO. Our Compensation and Benefits Committee’s responsibilities include the following:

•	oversee our overall compensation structure, policies and programs,

•	administer and determine our Company’s equity- and incentive-based compensation plans that require approval from our Board of Directors,

•
review and approve (i) executive and senior management compensation programs, and (ii) corporate goals and objectives relevant to the compensation of our senior management CEO, evaluate our CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on this evaluation,

•	oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the CEO,

•	review and recommend employment agreements and severance and change of control arrangements for our executive officers,

•	assist the Board in reviewing the outcome of stockholder votes on say on pay and the frequency of say on pay, and

•	periodically assess the risks associated with our compensation policies and practices.

Our Compensation and Benefits Committee met four times during 2017.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. Our Nominating and Corporate Governance Committee consists of Dr. Davis (Chair), Mr. Hogan, and Mr. Whittemore. All members of our Nominating and Corporate Governance Committee are "independent" under the general independence standards set forth in the Nasdaq Marketplace Rules.

Our Nominating and Corporate Governance Committee operates under a formal written charter that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain copies of the charter free of charge on our website at investors.upcinsurance.com, or by contacting our Secretary at the address listed in the subsection entitled Contacting the Company.

Our Nominating and Corporate Governance Committee assists our Board by, among other things:

•	identifying qualified individuals to become directors,

•	reviewing the independence of our Board members,

•	determining membership on Board committees,

•	recommending changes to our corporate governance guidelines and other governing instruments,

•	overseeing annual self-evaluations by our Board, and

•	reporting annually to our Board regarding the CEO succession plan.

Our Nominating and Corporate Governance Committee met four times during 2017.

SELECTION OF DIRECTOR NOMINEES

Our Board selects the director nominees to stand for election at our annual stockholder meetings and to fill vacancies occurring on our Board based on the recommendations of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee selects nominees for director on the basis of experience, integrity, skills, the ability to make independent analytical inquiries, an understanding of our business environment and the willingness to devote adequate time to Board duties, all within the context of an assessment of the perceived needs of the Board at a given point in time. In addition to the individual attributes of our directors discussed above, we highly value the collective business experience and qualifications of the directors. We believe that the collective experiences, viewpoints and perspectives of our directors result in a Board with the commitment and energy to advance the interests of our stockholders.

Our Nominating and Corporate Governance Committee may consider current members of our Board for re-election unless they have notified our Board that they do not wish to stand for re-election. Our Nominating and Corporate Governance Committee may also consider candidates for our Board recommended by current members of our Board or members of management. In addition, our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders in the same manner as it would consider any other recommended nominees. If our Nominating and Corporate Governance Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates under consideration for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of our stockholders.

Pursuant to the above procedures, once our Nominating and Corporate Governance Committee identifies prospective nominees, it will solicit background information on the candidates, then interview and evaluate the candidates. The Nominating and Corporate Governance Committee will then report its recommendations to the Board.

Our Nominating and Corporate Governance Committee recommended the five incumbent director nominees for election at our Annual Meeting, and our Board approved the recommendation.

DIRECTOR COMPENSATION

The following table describes the compensation received by each of our non-employee directors during the fiscal year ended December 31, 2017. Mr. Forney does not receive any additional compensation for his service as a director. His compensation is disclosed under the subsection entitled Executive Compensation.

During fiscal year 2017, we offered the following compensation program for our non-employee directors: (i) a annual base retainer of $75,000 and an award of 5,000 shares of restricted stock, (ii) a additional annual retainer of $40,000 and 35,000 shares of restricted stock for the Chairman of the Board, (iii) a additional annual retainer of $20,000 to our Audit Committee Chairman and (iv) a an additional annual retainer of $10,000 to the Chairmen of Compensation and Benefits Committee, the Nominating and Corporate Governance Committee, and the Finance and Investment Committee.

	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	TOTAL COMPENSATION
Gregory C. Branch(2)	$115,000	$596,400	$711,400
R. Daniel Peed(3)	56,250	—	56,250
Alec L. Poitevint, II(4)	85,000	74,550	159,550
Kern M. Davis, M.D.(4)	85,000	74,550	159,550
Michael R. Hogan(3)	56,250	—	56,250
William H. Hood, III	75,000	74,550	149,550
Sherrill W. Hudson(5)	95,000	74,550	169,550
Patrick F. Maroney(3)	56,250	—	56,250
Kent G. Whittemore(4)	85,000	74,550	159,550
(1) Represents the grant date fair value of stock awarded to our directors. Includes restricted stock award granted to Mr. Branch pursuant to his Non-Executive Chairman Agreement, which resulted in a grant of 40,000 shares of our common stock, which will vest on the date of the Annual Meeting. Includes restricted stock awards granted to Messrs. Poitevint, Whittemore, Davis, Hood, and Hudson pursuant to the Non-Employee Director Agreement, which resulted in grants to each of these directors of 5,000 shares of our common stock in 2017, which will vest on the date of the Annual Meeting. The values of the stock awards were computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation. See Note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of the relevant assumptions used in calculating the value of the awards granted prior to December 31, 2017.
(2) Mr. Branch received $75,000 for his services as director and $40,000 for serving as the Chairman of the Board.
(3) Messrs. Peed, Hogan, and Maroney joined our Board on April 3, 2017, and therefore only received compensation for three quarters of 2017.
(4) Each of Messrs. Poitevint, Whittemore, and Davis received $75,000 for their services as directors and $10,000 for serving as Chairmen of our Board Committees.
(5) Mr. Hudson received $75,000 for his services as director and $20,000 for serving as the Chairman of the Audit Committee.

PROPOSAL TWO – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has approved the engagement of RSM as the independent registered public accounting firm to perform an audit of our consolidated financial statements for the fiscal year ending December 31, 2018. RSM has served as our auditor since 2009. RSM has advised our Audit Committee that neither it, nor any of its members, has any direct financial interest in UPC Insurance as a promoter, underwriter, voting trustee, director, officer or employee. Though we do not expect a representative of RSM to attend our Annual Meeting, if an RSM representative does attend, the representative will respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.
The Board is asking our stockholders to ratify our Audit Committee’s appointment of RSM as our independent registered public accounting firm for the 2018 fiscal year. The appointment of RSM as our independent registered public accounting firm for the fiscal year ending December 31, 2018 will be ratified if the number of “for” votes cast on Proposal Two exceeds the number of “against” and “abstain” votes. Abstentions will be included in the calculation of the number of shares represented and entitled to vote at the Annual Meeting and will therefore count as votes against the ratification of the appointment of RSM. Brokers will have discretionary authority to vote on Proposal Two.
Although none of our Certificate of Incorporation, our By‑Laws, or any other document or agreement requires ratification, the Board submits the appointment of RSM to our stockholders for ratification because we value our stockholders’ views on the appointment of our independent registered public accounting firm. If our stockholders do not ratify the appointment of RSM, we will consider such result as a direction from the stockholders to our Audit Committee to consider the appointment of a different firm and our Audit Committee will reconsider whether to retain RSM. In such event, our Audit Committee may retain RSM notwithstanding the fact that the stockholders did not ratify the appointment, or may appoint another accounting firm without re-submitting the matter to a stockholder vote. Even if stockholders ratify the appointment, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interest and, thus, in our stockholders’ best interest.

RECOMMENDATION OF THE BOARD

The Board and the Audit Committee recommend a vote FOR the ratification of the appointment of RSM as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

AUDIT COMMITTEE REPORT
As part of its oversight responsibility, the Audit Committee reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of UPC Insurance's internal control over financial reporting with management and RSM. The Audit Committee also has discussed with RSM the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from RSM required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with RSM that firm’s independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in UPC Insurance's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Sherrill W. Hudson, Chairman
Patrick F. Maroney
Kern M. Davis, M.D.

AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services that our independent registered public accounting firm will provide. At regular meetings or as needed during the year, the Audit Committee reviews and approves proposals for such services, including the estimated fees the independent registered public accounting firm will charge. The Audit Committee Chairman may approve permissible non-audit services in an amount up to $10,000, and notifies the full Audit Committee of such approvals at its next scheduled meeting.
AUDIT AND RELATED FEES

The following table summarizes the approximate fees RSM billed us for services rendered during fiscal years 2017 and 2016, which were pre-approved by our Audit Committee in accordance with the procedures described above.

	2017		2016
Audit Fees	$760,030	(1)	$511,935	(2)
Audit-Related Fees	—		—
Tax Fees	—		31,200	(3)
All Other Fees	—		—
Total	760,030		543,135
(1) Amount includes approximately $24,000 related to audit services rendered in connection with offerings in 2017 and approximately $5,000 related to audit services rendered in connection with our merger with AmCo.
(2) Amount includes approximately $25,000 related to audit services rendered in connection with offerings in 2016 and $65,100 related to audit services rendered in connection with our merger with AmCo.
(3) Amount includes fees billed for assistance with the filing of our tax return. This work was not performed by RSM for fiscal year 2017.

EXECUTIVE OFFICERS

The following individuals serve as our executive officers:

	AGE	POSITION
John L. Forney	56	President, CEO, and Director
B. Bradford Martz	46	Chief Financial Officer
Paul DiFrancesco	60	Chief Operating Officer
Deepak Menon	46	Chief Revenue Officer
Kimberly A. Salmon	57	General Counsel, Chief Legal Officer and Secretary
Scott St. John	49	Chief Claims Officer
Andrew D. Swenson	59	Chief Information Officer

JOHN L. FORNEY has served as our CEO and a member of our Board since June 2012. He assumed the additional role of President in July 2013. From 2002 until he joined our Company, Mr. Forney served in a number of different capacities at Raymond James, a financial services holding company based in St. Petersburg, Florida. He last served as managing director in Raymond James' public finance department, where he managed the department and led the firm's investment banking efforts in catastrophe insurance financing. Mr. Forney received a B.A. in Economics from Princeton University and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. He also holds the Chartered Financial Analyst designation.

B. BRADFORD MARTZ has served as our CFO since October 2012. From 2001 until his appointment as CFO, Mr. Martz held a series of financial roles with progressively responsible leadership experience leading to becoming CFO in 2007 of Bankers Financial Corporation, a Florida-based diversified holding company system with operations in the property and casualty insurance, life/annuity insurance, warranty, insurance agency, insurance business process outsourcing and real estate markets. From 1996 to 2001, Mr. Martz was the CFO of Bonded Builders Service Corporation, a Florida domiciled specialty insurer focused on new home warranty offerings nationwide. Mr. Martz is a Certified Public Accountant licensed in Florida and also holds the Global Certified Management Accountant designation from the American Institute of Certified Public Accountants. Mr. Martz obtained a B.S. in Finance from the University of Colorado at Boulder and an M.B.A. from Northeastern University.

PAUL DIFRANCESCO has served as our Chief Operating Officer since August 2017, responsible for all aspects of the Company's product management, underwriting, underwriting operations, and project management functions. Previously, he served as our Chief Underwriting Officer from November 2015 to August 2017. He has over 35 years of multi-line property casualty insurance experience with leadership roles in both regional and multi-national Fortune 100 insurance companies, including roles as President and CEO of AutoOne Insurance, a White Mountains subsidiary, and Executive Vice President of ACE-INA, where he held product and new business development responsibilities for specialty consumer products. Mr. DiFrancesco obtained a B.S. in Finance from Fordham University and an M.B.A. in Finance and Marketing from the University of Hartford. He has also completed extensive executive development programs at the Center for Creative Leadership and Duke University's Fuqua School of Business.

DEEPAK MENON has served as our Chief Revenue Officer since December 2015. Previously, he served as our Vice President of Operations and Business Development from July 2014 to December 2015. Prior to joining our Company, Mr. Menon served as the Marketing Director for American Strategic Insurance ("ASI"), a homeowners insurance company based in St. Petersburg, Florida. From 2005 until he joined ASI in 2007, he served as Marketing Director for AutoOne Insurance Company, a provider of specialty insurance products and a subsidiary of OneBeacon Insurance Group. He also worked as a Cross Border Division Manager and Financial Analyst at ACE Seguros, S.A., a subsidiary of ACE Ltd, a multiline property and casualty insurer, before his time at AutoOne. Mr. Menon obtained a B.S in Finance from the University of South Carolina and an M.B.A. in Finance from the University of Tampa. Mr. Menon also holds the Chartered Property & Casualty Underwriter (CPCU) and Associate in Risk Management designations.

KIMBERLY A. SALMON has served as our General Counsel, Chief Legal Officer and Secretary since February 2014. Prior to joining our Company, Ms. Salmon served as a partner at Groelle & Salmon, P.A., a Florida law firm. Ms. Salmon is a member of the Florida Bar and is admitted in the U.S. District Court for the Middle District of Florida. Ms. Salmon obtained a J.D. from Stetson University College of Law and a B.A. in Criminal Justice from Florida Atlantic University.

SCOTT ST. JOHN has served as our Chief Claims Officer since August 2016. Mr. St. John has over 25 years of experience in the insurance industry. Prior to joining our Company, he was the National Manager for Catastrophe Operations from 2006 to 2008 and later, the Director of Field Property Claims from 2008 to 2016 at Farmers Insurance. Mr. St. John obtained a B.S. and B.A. in Marketing and Logistics from Ohio State University.

ANDREW D. SWENSON has served as our Chief Information Officer since August 2013. From 2010 until 2013, Mr. Swenson served as the Chief Information Officer of Vology, Inc., an Oldsmar, Florida based network and telecommunications equipment reseller. Prior to Vology, Mr. Swenson founded the security consulting firm VAR Integration Specialists, Inc., which was acquired by Tribridge, Inc. in July 2003. Mr. Swenson holds a B.S. in Computer Science from Coleman College in San Diego, California. Mr. Swenson also holds the Certified Information Systems Security Professional designation and sits on many information technology advisory boards in the Tampa Bay area.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes our executive compensation and reviews the actions taken by our Compensation and Benefits Committee concerning the compensation of our Named Executive Officers (NEOs), who are listed below with titles as of December 31, 2017:

•	John L. Forney - CEO

•	B. Bradford Martz - CFO

•	Deepak Menon - Chief Revenue Officer

•	Paul DiFrancesco - Chief Operating Officer

•	Andrew D. Swenson - Chief Information Officer

2017 COMPANY PERFORMANCE HIGHLIGHTS

FINANCIAL HIGHLIGHTS. We increased total revenues as a result of our merger with AmCo on April 3, 2017, and generated strong organic growth in new and renewal business generated in our Gulf and Northeast regions. Net income increased compared to the prior year primarily due to an increase in gross premiums earned and improvement in our underlying loss ratio, as well as the favorable impact of the Tax Cuts and Jobs Act of 2017. Retained catastrophe losses of $116,424,000 during 2017 included losses from Hurricane Harvey, which made landfall as a category 4 storm in Texas, and Hurricane Irma, which was also a category 4 storm making landfall in Florida. Our catastrophe excess of loss reinsurance limits retained losses to $91,000,000 in total for these two events, which was further reduced to $83,000,000 by our quota share reinsurance. Additional retained catastrophe losses were related to Tropical Storms Cindy, Emily, and Philippe, Hurricane Nate, as well as various wind related catastrophes that occurred throughout the year.

($ in thousands, except per share, ratios and policies in-force)	Year Ended December 31,
	2017	2016

Total net revenues	$654,420	$487,117
Consolidated net income	10,145	5,698

Net income per diluted share	$0.27	$0.26

Combined ratio(1)	111.1%	104.9%
Return on average equity, trailing twelve months	2.2%	2.4%

Policies in-force	528,193	451,155
(1) Calculated as operating expenses less interest expense relative to net premiums earned.

($ in thousands, except per share and ratios)	December 31, 2017	December 31, 2016	% Change
Investment and Cash holdings	$1,130,806	$679,335	66.5%

Book value per share	$12.56	$11.15	12.6%

STRATEGIC HIGHLIGHTS. During 2017, we had several accomplishments which were consistent with our strategic goals:

•	Completed our acquisition and integration of AmCo

•	Completed a public offering of $150,000,000 of 10-year senior debt obligations on what we believe to be very favorable terms

•	Purchased more frequency and severity reinsurance protection than in any prior year, with an overall program exhaustion point of $2,747,500,000, making us one of the largest cedants in the world

Role of the Compensation and Benefits Committee and Management in the Compensation-Setting Process. Our Compensation and Benefits Committee’s role in reviewing and approving executive compensation includes the duties and responsibilities set forth in the Compensation and Benefits Committee’s charter as described under the section entitled Board Committees above.

Our CEO recommends base salaries for our executive officers other than himself to the Compensation and Benefits Committee for its approval and recommends performance targets under the Annual Incentive Plan and Long-Term Incentive Plan for approval by the Compensation and Benefits Committee, as explained in more detail under the section titled Incentive Compensation below. Our CEO also negotiates employment agreements with executive officers, subject to approval by the Compensation and Benefits Committee, and makes recommendations to the Compensation and Benefits Committee with respect to equity awards and cash bonuses for our NEOs other than himself under our Annual Incentive Plan and Long-Term Incentive Plan. All compensation elements for our CEO are reviewed and approved by the Compensation and Benefits Committee.
The Chairs of the Audit and Finance and Investment Committees serve on the Compensation and Benefits Committee. These directors bring information and perspective from the work of other committees to provide insight on the Compensation and Benefits Committee's decisions. We believe this enhances the Compensation and Benefits Committee's execution of its role, including its role in risk management oversight.

Summary of 2017 Compensation Actions. In 2017, our Compensation and Benefits Committee continued its focus on structuring our compensation arrangements in keeping with our compensation philosophy, which is described below under Overview of our Executive Compensation Philosophy and Objectives. Actions taken or approved by our Compensation and Benefits Committee relative to the compensation programs for our executive officers for 2017 included the following:

•
Reviewed the performance of our CEO and determined his total compensation. This included decisions regarding salary changes as seen in the Elements of Executive Compensation subsection and incentive-based awards as described in the Executive Compensation subsection.

•
Reviewed the performance of our other executive officers, including our NEOs, with assistance from our CEO and determined the structure and amount of base salary and bonus compensation for our executive officers for 2017 as seen in the Elements of Executive Compensation and Executive Compensation subsections, respectively.

•	Established performance goals and target awards under our annual incentive plan and long-term incentive plan.

Overview of our Executive Compensation Philosophy and Objectives. We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building stockholder value. In order to attract and retain talented executives with these qualities as well as to motivate management to maximize performance while building stockholder value, we have sought to establish compensation programs that we believe are competitive in the marketplace. We also have a “pay-for-performance” philosophy, meaning that we will pay higher compensation to our NEOs if we believe the performance of the Company delivers higher value to the stockholders.

Three long-term objectives drive the Compensation and Benefits Committee’s decisions regarding the executive compensation elements, incentive plan design, and award levels. These objectives are as follows:

Build long-term stockholder value - We provide a significant portion of executive compensation through long-term incentive compensation and stock-based opportunities to emphasize compensation programs that we believe are linked to maximizing stockholder value over the long term;

Drive sustained, strong business and financial results - We provide a significant portion of executive compensation through incentive compensation programs that are linked to our Company achieving targeted increases in earnings per share, return on equity and gross premiums earned; and

Attract, motivate, and retain a highly qualified and effective executive team - The attraction, motivation, and retention of top executive talent is critical to our continued success. Therefore, the Compensation Committee considers broad-based surveys that reveal executive compensation levels in the industry to gain a general understanding of compensation practices.

Elements of Executive Compensation. The key components of our compensation program for our NEOs for 2017 were base salary, annual cash incentive awards under our Annual Incentive Plan, time-vesting restricted stock awards under our Long-Term Incentive Plan, discretionary cash bonuses, restricted stock awards, and other compensation consisting primarily of matching 401(k) contributions and health and welfare benefits. Each component of our compensation program has an important role in creating compensation arrangements that motivate and reward strong performance and in retaining the NEOs who deliver strong performance.

BASE SALARY. In general, the base salary of each executive is initially established through arm's-length negotiations at the time the individual is hired, taking into account the individual's qualifications, experience, level of responsibility, as well as internal pay equity considerations. The salaries of our NEOs are set forth in their individual employment agreements. These agreements permit base salary to be increased on an annual basis at the discretion of the Compensation and Benefits Committee during the term of employment, but may not be decreased.

In 2017, our CEO conducted a review of the base salaries of our NEOs (other than himself) for potential increases and recommended changes to the Compensation and Benefits Committee for its final determination. The Compensation and Benefits Committee also reviewed the base salaries of our executive officers in light of broad-based survey data that reveal executive compensation levels in the industry to gain a general understanding of compensation practices. We believe base salaries should be competitive based upon an executive officer’s scope of responsibilities, the market compensation of similarly situated executives, and the relative talent of the individual officer. When establishing base salary for an executive, we also consider other factors such as internal consistency, and for new hires, salary paid by a former employer. Based on the foregoing considerations, in 2018 the Compensation and Benefits Committee approved the salaries below for each of the NEOs. Our NEOs' base salaries for 2017 and 2018 were as follows:

Named Executive Officer	2017 Base Salary	2018 Base Salary
John Forney	$1,000,000	$1,000,000
B. Bradford Martz	325,000	400,000
Deepak Menon	325,000	350,000
Paul DiFrancesco	250,000	300,000
Andrew D. Swenson	225,000	250,000

INCENTIVE COMPENSATION. The award of incentive compensation for our NEOs under our Annual Incentive Plan and Long-Term Incentive Plan is based on achieving certain annual corporate performance goals included in our 2013 Omnibus Incentive Plan. As to each performance goal, the relevant measurement of performance will be computed in accordance with generally accepted accounting principles to the extent applicable, but unless otherwise determined by the Compensation and Benefits Committee, will exclude the effect of items set forth in the 2013 Omnibus Incentive Plan.

Annual Incentive Plan - Our NEOs as well as certain other management employees participate in the Annual Incentive Plan, which provides participants an opportunity to earn a cash bonus upon achievement of key financial performance objectives approved by the Compensation and Benefits Committee. Within the overall context of our compensation philosophy and culture, the Annual Incentive Plan:

•	provides competitive levels of total cash compensation;

•	aligns pay with organization and individual performance; and

•	focuses executive attention on key business metrics.

In setting the performance goals under the Annual Incentive Plan, our intention is to provide for challenging and ambitious targets to further our overall goal of increasing stockholder value. Though challenging, we believe the goals are attainable through a collaborative effort by our NEOs. The Compensation and Benefits Committee reviews and approves payouts made under the Annual Incentive Plan.
Long-Term Incentive Plan - The Compensation and Benefits Committee implemented our Long-Term Incentive Plan because it believes that long-term incentives are an essential part of our total compensation package, which is intended to promote ownership, higher performance and ultimately higher stockholder return. Additionally, the Compensation Committee intended for the Long-Term Incentive Plan to further the following four key objectives that fit within the overall context of our compensation philosophy and culture:

•	Pay for Performance: Emphasize variable compensation that is linked to our performance, in an effort to generate and reward superior corporate performance;

•	Alignment of Interests: Use adjusted pre-tax net income as the key performance metric, linking executives' incentive goals with the interests of our stockholders;

•	Long-Term Success: Support and reward executives for consistent performance over time and achievement of our long-term strategic goals; and

•	Retention: Attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage.

Under our long-term incentive program, we may make annual grants of time-vesting restricted stock to our executive officers if predetermined corporate performance targets are achieved. Generally, if the performance targets are hit in year one, time-based restricted stock is granted in year two. Restricted stock awards for our NEOs vest ratably over the three years following the grant date, contingent on continued employment, unless the executive is terminated by us other than for cause. The number of shares of time-vesting restricted stock to be granted is based on the target dollar value of the award divided by the closing price of our stock on the date of grant.
OTHER COMPENSATION. We adopted a 401(k) plan that generally covers all of our employees who have completed 90 days of service. Pursuant to our 401(k) plan, participants may elect to make pre-tax contributions up to the statutorily prescribed annual limits. In addition to their base salaries and awards under incentive plans described above, our NEOs receive matching contributions under our 401(k) plan in the same manner as all of our employees who participate in the plan. During 2017, we matched 100% of each participant's pre-tax contributions up to the first 5% of such participant's base salary up to the maximum allowed by the plan.

Our executive officers receive health and welfare benefits, such as group medical, group life, group dental, and short-term and long-term disability coverage. We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our Company's performance. Accordingly, other than employer matching contributions to the accounts of our NEOs under our 401(k) Plan (at the same matching contribution rate that we provide to all eligible full-time employees), we do not offer executives participation in any qualified or non-qualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.
Other Highlights of Our Compensation Programs. We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our company. In addition to the short- and long-term performance compensation described in the Elements of Executive Compensation section above, our program also includes the following:

•	We pay for performance, offering our NEOs the opportunity to earn a substantial amount of variable compensation based on our Company achieving certain performance targets.

•	We encourage long-term decision making, as our restricted stock awards vest over a three-year time period, and the ultimate value of the shares is determined by our performance over the three years.

•	We do not provide heightened change of control severance benefits for any NEOs under their employment agreements.

•	Our equity compensation plan does not permit repricing of stock options without stockholder approval.

•	We do not generally guarantee salary increases or bonuses for our executive officers.

Severance and Change of Control Arrangements. We have entered into employment agreements with each of our NEOs, which provide for severance benefits if we terminate the NEO without cause. These severance benefits consist of base salary continuation, paid COBRA coverage for a period of time specified in the employment agreements, a prorated portion of the executive’s annual incentive bonus, and in the case of our CEO, accelerated vesting of a portion of his then unvested restricted stock granted under his employment agreement. Our CEO is also eligible for the foregoing severance benefits if he terminates his employment for “good reason” as defined in his employment agreement. Additionally, under the terms of restricted stock awards granted to our NEOs pursuant to our Long-Term Incentive Plan, accelerated vesting of any unvested restricted stock would occur if we terminate the executive other than for cause. Please refer to the discussion below under Potential Payments upon Termination or Change of Control for a more detailed discussion of our severance and change of control arrangements.
We offer severance benefits because we compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to NEOs.
2017 Compensation under Annual and Long-Term Incentive Plans. For incentive compensation to be paid under our Annual Incentive Plan and Long-Term Incentive Plan, the Compensation and Benefits Committee identified the following performance measure that would be used to measure corporate performance for 2017: actual pre-tax income equal to 50% of 2017 pre-tax budgeted income of $106,598,000. The Compensation and Benefits Committee selected this performance measure because it is among the key performance metrics used by our Board to evaluate our corporate performance. While this performance measure was evaluated by our Compensation and Benefits Committee in determining eligibility for the target payments under the incentive compensation program, the Compensation and Benefits Committee retained discretion to pay any amount less than the target on the basis of the Compensation and Benefits Committee’s assessment of the level of achievement as measured by the performance goals, the CEO’s recommendations for other executive officers, and such other performance or other considerations as the Compensation and Benefits Committee deems relevant.
In 2017, the annual cash incentive awards available under the Annual Incentive Plan made up 100% of the total incentive award opportunity for our NEOs as there were no time-vesting restricted stock awarded. In February 2018, the Compensation and Benefits Committee determined that the level of performance required for payment of the incentive compensation at the previously identified target levels had been satisfied. For fiscal year 2017, our actual pre-tax income, after all adjustments set forth by the Plan was $80,734,000, which calculation includes adjustments allowed under paragraph 18(s)(i)-(xiii) of the 2013 Omnibus Incentive Plan, mainly attributable to non-recurring catastrophe losses. Taking into consideration these outcomes, the Compensation and Benefits Committee approved payment of the annual cash bonus amounts to our NEOs for 2017 reflected in the Summary Compensation Table under the column titled Non-Equity Incentive Plan Compensation.
Advisory Votes on Compensation. The Board recognizes the fundamental interest that our stockholders have in the compensation of our executive officers. At the 2013 Annual Meeting of Stockholders, our stockholders had the opportunity to cast an advisory vote (a “say-on-frequency proposal”) on how often we should include a say-on-pay proposal in our proxy statement. Based on our stockholders’ vote on the say-on-frequency proposal, the Board determined that we will hold stockholder say-on-pay advisory votes on executive compensation once every three years, with the next say-on-pay advisory vote to be held at the 2019 annual meeting of stockholders. The next say-on-frequency advisory vote will be held at the 2019 annual meeting of stockholders as well.

Tax Considerations. The Compensation and Benefits Committee has considered the impact of Section 162(m) of the Code with respect to the compensation paid to our NEOs. As relevant to 2017 compensation, Section 162(m) places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its CEO, and each of the next three most highly compensated executive officers other than the CFO. Historically, certain performance-based compensation was not subject to this deduction limit. With the passage of the Tax Cuts and Jobs Act of 2017, the performance-based compensation exemption to Section 162(m) has been repealed except for with respect to certain grandfathered arrangements. The Compensation and Benefits Committee had historically maintained a policy that, where reasonably practicable, sought to qualify the variable compensation paid to our NEOs for exemption from the deductibility limits of Section 162(m). However, the Compensation and Benefits Committee authorized compensation payments that did not comply with the exemptions in Section 162(m) when the Compensation and Benefits Committee believed that such payments were appropriate to attract and retain executive talent.
Compensation and Benefits Committee Report. Our Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, our Compensation and Benefits Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Kent G. Whittemore, Chair
Sherrill W. Hudson
Alec L. Poitevint, II

EXECUTIVE COMPENSATION

2017 SUMMARY COMPENSATION TABLE

The following Summary Compensation Table displays the compensation received by each of our NEOs during the years ended December 31, 2017 and 2016, and to the extent required by SEC executive compensation disclosure rules, the year ended December 31, 2015:

	Year	Salary	Bonus	Stock Award(1)	Non-Equity Incentive Compensation Plan(2)	All Other Compensation(3)	Total
John L. Forney	2017	$1,000,000	$—	$322,200	$1,000,000	$25,032	$2,347,232
President and CEO	2016	966,667	—	352,600	500,000	19,482	1,838,749
	2015	800,000	—	420,000	500,000	753	1,720,753
B. Bradford Martz	2017	325,000	—	200,100	250,000	7,745	782,845
Chief Financial Officer	2016	320,833	—	88,150	80,000	10,568	499,551
	2015	300,000	—	301,250	100,000	13,773	715,023
Deepak Menon	2017	325,000	—	280,650	210,000	18,360	834,010
Chief Revenue Officer	2016	312,500	—	176,300	150,000	10,060	648,860
	2015	250,000	—	226,250	150,000	9,397	635,647
Paul DiFrancesco(4)	2017	250,000	—	216,210	180,000	16,530	662,740
Chief Operating Officer	2016	241,667	—	—	50,000	2,074	293,741
	2015	20,822	—	—	5,000	—	25,822
Andrew D. Swenson	2017	225,000	—	167,880	70,000	15,282	478,162
Chief Information Officer	2016	222,500	—	52,890	60,000	15,157	350,547
	2015	210,000	—	75,000	60,000	15,071	360,071

(1)
Represents aggregate grant date fair value of the restricted stock awarded to Messrs. Forney, Martz, Menon, DiFrancesco and Swenson. Includes restricted stock awards granted to Messrs. Forney, Martz, Menon, DiFrancesco and Swenson pursuant to our Long-Term Incentive Plan as well as outside of our Long-Term Incentive Plan, which resulted in grants to each of these executives of the number of shares of restricted stock shown in the table below:

	2017	2016	2015
John L. Forney	20,000	20,000	17,108
B. Bradford Martz	12,500	5,000	12,271
Deepak Menon	17,500	10,000	10,845
Paul DiFrancesco	13,500	—	—
Andrew D. Swenson	10,500	3,000	3,055

The value of the stock awards were computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation. See Note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of the relevant assumptions used in calculating the value of the awards granted prior to December 31, 2017.

(2)	Represents the amounts earned under our Annual Incentive Plan for fiscal years 2017, 2016, and 2015.

(3)
Represents company match under our 401(k) plan, gym reimbursement, and group term life insurance. For the year ended December 31, 2017, Messrs. Forney, Martz, Menon, DiFrancesco, and Swenson received $24,000, $7,385, $18,000, $14,946, and $14,250, respectively, for the 401(k) company match.

(4) Paul DiFrancesco joined our Company in November 2015, was appointed Chief Underwriting Officer in 2016, and was appointed Chief Operating Officer in 2017.

2017 GRANTS OF PLAN BASED AWARDS TABLE

The following table contains information concerning the plan-based equity and non-equity awards that were granted to our NEOs in 2017. The amounts shown in the columns under the heading "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" represent potential future payments at the time of the grant only. At the time of the grant, whether these amounts (or any portion thereof) would ultimately be received by the NEOs was uncertain because the awards were contingent on the achievement of performance goals and the NEOs' continued employment. The awards in the columns under the heading "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" were granted under our annual cash incentive program for 2017, as indicated, and payment was contingent on our achievement of a given level of corporate performance, as described above in the section titled Compensation of Executive Officers - Compensation Discussion and Analysis - Elements of Executive Compensation. The amounts, if any, actually earned and paid to our NEOs for 2017 under our Annual Incentive Plan are shown in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other stock awards: Number of shares of stock or units (#)(3)	Grant Date Fair Value of Stock Awards($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
JOHN FORNEY	N/A	—	1,000,000	—
	3/16/17				—	20,000	—		322,200
B. BRADFORD MARTZ	N/A	—	250,000	—
	3/16/17				—	5,000	—		80,550
	1/3/17							7,500	119,550
DEEPAK MENON	N/A	—	210,000	—
	3/16/17				—	10,000	—		161,100
	1/3/17							7,500	119,550
PAUL DIFRANCESCO	N/A	—	180,000	—
	3/16/17				—	6,000	—		96,660
	1/3/17							7,500	119,550
ANDREW D. SWENSON	N/A	—	70,000	—
	3/16/17				—	3,000	—		48,330
	1/3/17							7,500	119,550

(1)
Amounts reflected under the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column of the table above represent only potential payments to NEOs under our Annual Incentive Plan, based upon the Compensation and Benefits Committee's discretionary assessment of performance for the year, subject to achievement of specified performance objectives. The amounts actually earned and paid to our NEOs for 2017 under these awards are shown in the Non-Equity Incentive Plan Compensation column in the Summary Compensation table above.

(2)
Amounts reflected under the "Estimated Future Payouts Under Equity Incentive Plan Awards" column of the table above represent the award opportunities for NEOs under our Long-Term Incentive Plan, based upon the Compensation and Benefits Committee's discretionary assessment of performance over the performance period from January 1, 2017 to December 31, 2017, subject to achievement of specified performance objectives.

(3) Amounts reflected under the "All other stock awards: Number of shares of stock or units" column of the table above represent stock awards for NEOs granted outside of our Long-Term Incentive Plan.

(4)	Represents grant date fair value as calculated pursuant to ASC Topic 718.

NARRATIVE DISCLOSURE TO 2017 SUMMARY COMPENSATION TABLE AND
2017 GRANTS OF PLAN-BASED AWARDS TABLE

Certain elements of compensation set forth in the Summary Compensation Table for Year Ended December 31, 2017 and Grants of Plan-Based Awards for Year 2017 Table reflect the terms of employment agreements between us and certain of the NEOs.

JOHN L. FORNEY

We are a party to an employment agreement with Mr. Forney entered into on June 8, 2012 and amended and restated on April 21, 2017. The agreement has an initial term of five years from the renewal date, after which it remains effective for successive one-year terms until we give or are provided by Mr. Forney with 90 days’ notice of termination prior to the end of the then-effective tern, or certain other termination events occur. Mr. Forney would be entitled to severance in the event of our termination of his employment without cause or his resignation in connection with a change in control or for good reason (as discussed below under the heading Potential Payments upon Termination or

Change of Control). The amended and restated agreement provides for a minimum base salary of $1,000,000 per year, subject to annual increase at the discretion of our Compensation and Benefits Committee. In addition, pursuant to his employment agreement, Mr. Forney is eligible to receive annual performance-based cash bonuses, participate in our Long-Term Incentive Plan, and receive awards of restricted equity at the sole discretion of our Compensation and Benefits Committee. The Compensation and Benefits Committee has discretion to pay additional compensation as it sees fit.

B. BRADFORD MARTZ

We are a party to an employment agreement with Mr. Martz entered into on October 31, 2012 and amended and restated on December 12, 2016. The agreement will remain effective until we give or are provided by Mr. Martz with 30 days’ notice of termination, or certain other termination events occur. The agreement provides for a base salary of $225,000 per year. Mr. Martz’s salary was increased to $325,000 commencing March 1, 2016. This salary remained in effect through 2017. In addition, pursuant to his employment agreement Mr. Martz is eligible to receive annual performance-based cash bonuses at the discretion of our Compensation and Benefits Committee. Mr. Martz would be entitled to severance in the event his employment is terminated by us or himself without cause (as discussed below under the heading Potential Payments upon Termination or Change of Control). The Compensation and Benefits Committee has discretion to pay additional compensation as it sees fit.

DEEPAK MENON

We are a party to an employment agreement with Mr. Menon entered into on July 10, 2013 and amended and restated on December 12, 2016. The agreement will remain effective until we give or are provided by Mr. Menon with 30 days’ notice of termination, or certain other termination events occur. The agreement provides for an initial base salary of $200,000 per year, subject to annual review and adjustment at the discretion of our Compensation and Benefits Committee. Pursuant to this provision, Mr. Menon’s salary was increased to $325,000 commencing March 1, 2016. This salary remained in effect through 2017. In addition, pursuant to his employment agreement, Mr. Menon is eligible to receive annual performance-based cash bonuses at the discretion of our Compensation and Benefits Committee. Mr. Menon would be entitled to severance in the event his employment is terminated by us or himself without cause (as discussed below under the heading Potential Payments upon Termination or Change of Control). The Compensation and Benefits Committee has discretion to pay additional compensation as it sees fit.

PAUL DIFRANCESCO

We are a party to an employment agreement with Mr. DiFrancesco entered into on August 10, 2016. The agreement will remain effective for one-year terms that automatically renew each August 10 until we give or are provided by the applicable executive with 30 days’ notice of termination, or certain other termination events occur. The agreement provides for an initial base salary of $250,000 per year, subject to annual review and adjustment at the discretion of our Compensation and Benefits Committee. This salary remained in effect for Mr. DiFrancesco through 2017. In addition, Mr. DiFrancesco is eligible to receive annual performance-based cash bonuses at the discretion of our Compensation and Benefits Committee. Mr. DiFrancesco would be entitled to severance in the event his employment is terminated by us or himself without cause (as discussed below under the heading Potential Payments upon Termination or Change of Control). The Compensation and Benefits Committee has discretion to pay additional compensation as it sees fit.

ANDREW D. SWENSON

We are party to an employment agreement with Mr. Swenson, entered into on August 23, 2013 and amended and restated on December 12, 2016. The agreement will remain in effect until we give or are provided by Me. Swenson with 30 days' notice of termination. The agreement provides for an initial base salary of $190,000 per year, subject to annual review and adjustment at the discretion of our Compensation and Benefits Committee. Pursuant to this provision, Mr. Swenson's salary was increased to $225,000 commencing on March 1, 2016. This salary remained in effect through 2017. In addition, Mr. Swenson is eligible to receive annual performance-based cash bonuses at the discretion of our Compensation and Benefits Committee. Mr. Swenson would be entitled to severance in the event his employment is terminated by us or himself without cause (as discussed below under the heading Potential Payments upon Termination or Change of Control). The Compensation and Benefits Committee has the discretion to pay additional compensation as they see fit.

The following table sets forth information as of December 31, 2017 regarding our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	174,594	$16.55	563,539
Equity compensation plans not approved by security holders	37,500	15.94	—
Total	212,094	$16.44	563,539

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table sets forth certain information with respect to our NEOs concerning restricted stock awards that have not vested as of December 31, 2017.

	Stock Award Grant Date	Number of shares of restricted stock that have not vested(1)	Market value of shares of restricted stock that have not vested(2)
JOHN FORNEY	March 16, 2017	20,000	$345,000
	March 9, 2016	13,333	229,994
	February 24, 2015	5,704	98,394
B. BRADFORD MARTZ	March 16, 2017	5,000	86,250
	January 3, 2017	7,500	129,375
	March 9, 2016	3,333	57,494
	February 24, 2015	4,091	70,570
DEEPAK MENON	March 16, 2017	10,000	172,500
	January 3, 2017	7,500	129,375
	March 9, 2016	6,666	114,989
	February 24, 2015	3,615	62,359
PAUL DIFRANCESCO(3)	March 16, 2017	6,000	103,500
	January 3, 2017	7,500	129,375
ANDREW D. SWENSON	March 16, 2017	3,000	51,750
	January 3, 2017	7,500	129,375
	March 9, 2016	2,000	34,500
	February 24, 2015	1,019	17,578

(1)
Shares granted on February 24, 2015, related to the 2014 performance year, shares granted on March 9, 2016, related to the 2015 performance year, and shares granted on March 16, 2017, related to the 2016 performance year, were issued as part of the 2013 Omnibus Incentive Plan, and vest ratably over three years on the anniversary of the grant date. Shares granted on January 3, 2017 vest on the one-year anniversary of the grant date.

(2)	Based on market value as of December 29, 2017 of $17.25 per share, which was the closing sale price of a share of our common stock on the last trading day of the year.
(3) Mr. DiFrancesco joined our Company on November 23, 2015, was appointed Chief Underwriting Officer in 2016, and appointed to Chief Operating Officer in 2017. Therefore, he did not receive Stock Award Grants for performance years before 2016, his first year as an officer.

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table contains information concerning option awards that were exercised by our NEOs and restricted stock that vested in 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
JOHN FORNEY	—	$—	33,975	$558,789
B. BRADFORD MARTZ	—	—	7,506	121,224
DEEPAK MENON	—	—	8,042	130,593
PAUL DIFRANCESCO	—	—	1,500	23,295
ANDREW D. SWENSON	—	—	2,783	45,066

(1)
Represents the gross number of shares vesting during 2017. The following number of shares were forfeited by each executive to pay for related taxes during 2017: Mr. Forney - 11,870 shares with a value of $195,618, Mr. Martz - 2,453 shares with a value of $39,617, and Mr. Menon - 2,614 shares with a value of $42,487.

(2)	Represents the gross number of shares vesting multiplied by the closing price of our common stock on the Nasdaq Stock Market on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The information below describes certain compensation and benefits to which our NEOs are entitled in the event their employment is terminated under certain circumstances and/or change of control occurs. See the table at the end of this section for the amount of compensation and benefits that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control had occurred on December 31, 2017, assuming a market value of our common stock on that date of $17.25 per share, which was the closing sale price of a share of our common stock on such date, given the NEOs' compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

As described above, we are a party to employment agreements with each of our NEOs, all of which were entered into prior to December 31, 2017. Under each employment agreement, "cause" means (i) any action or omission of the executive which constitutes a material breach of the employment agreement, (ii) willful (only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company) failure to perform the duties assigned to the executive by the Board (or the CEO or the Board, with respect to NEOs other than Mr. Forney); (iii) fraud, breach of fiduciary duty, embezzlement or misappropriation as against the Company, or (iv) the conviction (from which no appeal can be taken) of the executive for any criminal act which is a felony.

Under Mr. Forney's employment agreement, we are required to provide Mr. Forney with 30 days' prior notice to terminate his employment without cause. Upon such a termination, Mr. Forney would be entitled to:

•	payment of all accrued payments in full within the next normal payroll period following termination;

•
a severance payment equal to (i) three times the highest annual base salary received by Mr. Forney in any of the five years preceding his termination and (ii) an amount equal to three times the highest annual bonus received by Mr. Forney in any of the five years preceding his termination;

•	a stock award equal to three times the highest value of restricted stock (or other equity-based award) awarded to Mr. Forney in any one of the five years preceding his termination;

•	any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;

•
the annual incentive bonus for the fiscal year in which employment termination occurs to which Executive would have been entitled if employed at the conclusion of the fiscal year, paid based on actual performance achieved for the fiscal year; and

•
generally, continued participation (through COBRA or otherwise), on substantially the same terms and conditions as in effect for Mr. Forney (including any required contribution) immediately prior to termination of employment, in our medical, dental, disability and life insurance programs for (i) 24 months after termination, if termination occurs within the initial five-year term of employment or (ii) until the end of the current employment term year in which termination occurs, if termination occurs beyond the initial five-year term of employment and we fail to provide Mr. Forney with 90 days' notice of termination.

In addition to the severance above, remaining equity stock awards, if any, for the year of separation would automatically and immediately vest in full. Any equity stock award for any years prior to the year of separation would remain unchanged and would be governed by the plan documents.

Mr. Forney would receive these same benefits if he were to terminate employment for good reason. “Good reason” means, without Mr. Forney's written consent: (a) a reduction by the Company in Mr. Forney's base salary ; (b) the Board materially reduces (including as a result of any co-sharing of responsibilities arrangement), other than during any period of illness or incapacity, of Mr. Forney’s authority, responsibilities, or duties such that Mr. Forney no longer has the title of, or serves or functions as, CEO of the Company (or, if following a change in control, the Company is not publicly traded, and Mr. Forney is no longer CEO of a publicly traded successor or parent of the Company); (c) the Company removes Mr. Forney from his position as a director of the Company; (d) the Company requires Mr. Forney to be permanently based at a location in excess of 35 miles from the location of the Company’s principal executive office as of the effective date of Mr. Forney's employment agreement; (e) the Company fails to obtain the written assumption of its obligations under Mr. Forney's employment agreement by a successor, at a time not later than the consummation of a merger, consolidation or sale of the Company; or (f) a material breach by the Company of its obligations under Mr. Forney's employment agreement.

If Mr. Forney terminates employment by providing us, with at least 90 days' written notice of his decision not to extend his employment term, Mr. Forney would be entitled to receive payment of any unpaid base salary accrued through the effective date of termination, as well as any expense reimbursement. He would be owed any benefits under any benefit plans (in accordance with the terms of such plans). Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date would also be paid to Mr. Forney. Any remaining restricted stock awarded based on the achievement of performance goals for the year of separation would vest in full, automatically and immediately, upon termination.

Under the employment agreements for the NEOs other than Mr. Forney, employment continues for automatic one-year renewal terms unless either the Company or the NEO provides 30 days' written notice of intent to non-renew. If any NEO's employment is terminated without cause (as defined above), termination would take effect immediately and each executive would be entitled to severance in the form of base salary continuation for the remainder of the then-effective term or 180 days, whichever is greater. All NEOs other than Mr. Forney would also be owed any benefits under any expense reimbursement and any benefit plans (in accordance with the terms of such plans) and would be entitled to up to 120 days of COBRA continuation coverage, until the NEO became eligible for comparable benefits with a subsequent employer. Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date would also be paid to the NEO. If termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for the fiscal year in which termination occurs (determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year) to which the NEO would have been entitled if employed at the conclusion of the fiscal year would be paid in full within 90 days following completion of the fiscal year. Any remaining restricted stock awarded based on the achievement of performance goals for the year of separation would vest in full, automatically and immediately, upon termination. Our NEOs other than Mr. Forney do not have "good reason" provisions in their employment agreements.

TERMINATION FOR CAUSE

If any NEO's employment is terminated for cause (as defined above), he would be entitled to receive payment of any unpaid base salary accrued through the effective date of termination, as well as any expense reimbursement. He would be owed any benefits under any benefit plans (in accordance with the terms of such plans). Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date would also be paid to the NEO. Any such payments must be made on or before March 15th of the year following the NEO's termination for cause.

TERMINATION DUE TO DEATH OR DISABILITY

If any NEO's employment is terminated due to death or disability, he (or his estate or legal representatives (as applicable)) would be entitled to receive payment of base salary as of the date of termination of employment, reimbursement for expenses incurred, any benefits under any benefit plans (in accordance with the terms of such plans), any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, and if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for the fiscal year in which termination occurs (determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year) to which the NEO would have been entitled if employed at the conclusion of the fiscal year. In addition, in the case of termination of employment due to the NEO's death, we would continue to provide all benefits applicable to the NEO's family for six months. Any such payments would be made on or before March 15th of the year following death or disability. Any remaining restricted stock awarded based on the achievement of performance goals for the year of separation would vest in full, automatically and immediately, upon termination.

OTHER RESIGNATION

Upon a voluntary resignation, each NEO other than Mr. Forney would be entitled to receive base salary continuation through the later of (i) the last day of the then-effective employment term and (ii) 180 days after termination. All of our NEOs would be owed any earned benefits under any benefit plans (in accordance with the terms of such plans). Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, would also be paid to the NEO. For all NEOs, any remaining restricted stock awarded would be forfeited upon resignation.

The table below sets forth the estimated value of the potential payments to each of the NEOs, assuming the employment of each executive was terminated on December 31, 2017. The figures in the table below are based on the employment agreements in effect on December 31, 2017.

	Termination without cause(1)	Termination with cause	Termination due to death	Termination due to disability	Termination due to voluntary resignation
JOHN FORNEY
Severance payment	$4,500,000	$—	$—	$—	$—
Equity stock award	1,260,000	—	—	—	—
Benefits	—	—	19,345	—	—
COBRA coverage	42,278	—	—	—	—
Most recent annual incentive bonus	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000
Acceleration of restricted stock awards (2)	673,388	—	673,388	673,388	—
B. BRADFORD MARTZ
Salary continuation	162,500	—	—	—	162,500
Benefits	—	—	11,116	—	—
COBRA coverage	7,146	—	—	—	7,146
Most recent annual incentive bonus	250,000	250,000	250,000	250,000	250,000
Acceleration of restricted stock awards (2)	343,689	—	343,689	343,689	—
DEEPAK MENON
Salary continuation	162,500	—	—	—	162,500
Benefits	—	—	12,716	—	—
COBRA coverage	2,807	—	—	—	2,807
Most recent annual incentive bonus	210,000	210,000	210,000	210,000	210,000
Acceleration of restricted stock awards (2)	479,222	—	479,222	479,222	—
PAUL DIFRANCESCO
Salary continuation	125,000	—	—	—	125,000
Benefits	—	—	11,034	—	—
COBRA coverage	2,597	—	—	—	2,597
Most recent annual incentive bonus	180,000	180,000	180,000	180,000	180,000
Acceleration of restricted stock awards (2)	232,875	—	232,875	232,875	—
ANDREW D. SWENSON
Salary continuation	112,500	—	—	—	112,500
Benefits	—	—	14,222	—	—
COBRA coverage	6,005	—	—	—	6,005
Most recent annual incentive bonus	70,000	70,000	70,000	70,000	70,000
Acceleration of restricted stock awards (2)	233,203	—	233,203	233,203	—

(1)	Mr. Forney would receive the same payments in the event of his resignation for good reason as the payments he would receive in the event of his termination without cause.

(2)	Based on a market value as of December 29, 2017, the last trading day of 2017, of $17.25 per share, which was the closing sale price of a share of our common stock on such date.

CEO PAY RATIO

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the annual total compensation for all of our associates, excluding our CEO, who were employed by us on December 31, 2017. We included all associates, whether employed on a full-time, part-time or seasonal basis. We annualized the compensation for any full-time employees who were employed by us on December 31 but were not employed by us for all of 2017. To determine the median employee, we considered the total annual compensation for each of our associates as W-2 Wages.

After identifying the median employee based on the process described above, we calculated annual total compensation for the median employee using the same methodology we use for our NEOs as set forth in the 2017 Summary Compensation Table earlier in this Proxy Statement. The total annual compensation calculated for our CEO was $2,347,232 and for our median employee was $81,663. The resulting ratio for our CEO’s pay compared with the pay of our median employee for 2017 is 28.7 to 1.

BENEFICIAL OWNERSHIP

STOCK OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table provides information, as of March 26, 2018, regarding the number and approximate percentage of shares of our common stock beneficially owned by (i) each of our directors, director nominees, and named executive officers and (ii) all of our directors and executive officers as a group. We calculated the approximate percentage of common stock ownership based upon the 42,745,937 shares of our common stock outstanding on March 26, 2018.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Ownership
Directors
Gregory C. Branch, Chairman(1)	2,215,177	5.2%
R. Daniel Peed, Vice Chairman(2)	17,439,186	40.8%
Alec L. Poitevint, II, Lead Director(3)	1,002,723	2.3%
Kern M. Davis, M.D., Director	258,538	*
Michael R. Hogan, Director	57,438	*
William H. Hood, III, Director(4)	709,391	1.7%
Sherrill W. Hudson, Director	133,403	*
Patrick F. Maroney, Director	1,000	*
Kent G. Whittemore, Director(5)	277,045	*

Named Executive Officers
John L. Forney, President, CEO, and Director	117,174	*
B. Bradford Martz, CFO	51,946	*
Paul DiFrancesco, Chief Operating Officer	17,481	*
Deepak Menon, Chief Revenue Officer	101,153	*
Scott St. John, Chief Claims Officer	2,850	*
Directors and Executive Officers as a Group (16 persons)	22,384,505	52.4%
*Represents less than 1%.

(1) Includes 1,649,197 shares directly owned by Mr. Branch; 118,588 shares owned by an LLC; and 407,392 shares owned by trusts. Also includes 40,000 shares owned by a foundation. Mr. Branch has voting power over the shares owned by O.C. Branch Trust, by Branch Journey, LLC, and by the Branch Family Foundation.
(2) Includes 2,074,786 shares directly owned by Mr. Peed, 11,876,563 shares owned by Peed FLP1, Ltd. LLP, and 3,487,837 shares owned by Leah Anneberg Peed. Mr. Peed has voting power over the shares owned by Peed FLP1, Ltd. LLP and Leah Anneberg Peed.

(3) Includes 504,466 shares directly owned by an incorporated company and 458,457 shares owned by an LP. Mr. Poitevint has voting and investment power over the securities held by both. Also, includes 20,000 shares held directly by Mr. Poitevint, and 19,800 shares owned by family members.
(4) Includes 689,191 shares owned by a trust, of which Mr. Hood is the trustee with voting and dispositive control. Also, includes 20,000 shares held directly by Mr. Hood, and 200 shares held by a family member.
(5) Includes 257,227 shares directly owned by Mr. Whittemore, 19,818 shares held by family members.
The following table provides information, as of March 26, 2018, regarding the number and approximate percentage of shares of our common stock owned by each person known to us to beneficially own more than 5% of our outstanding shares of common stock. We calculated the approximate percentage of common stock ownership based upon the 42,745,937 shares of our common stock outstanding on March 26, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Ownership
Leah Anneberg Peed(1) 20402 Hwy 249, Ste. 430 Houston, TX 77070	3,487,837	8.2%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,678,582	6.3%

(1) This information is derived from a Schedule 13G filed by Leah Anneberg Peed on April 3, 2017. According to the Schedule 13G, Ms. Peed has the sole power to dispose of or direct the disposition of 3,487,837 shares of common stock and the shared power to vote or direct the vote of 3,487,837 shares of common stock. Mr. Peed has voting power over the shares owned by Ms. Peed, and such shares are included as shares beneficially owned by Mr. Peed in the table above.
(2) This information is derived from a Schedule 13G filed by BlackRock, Inc. on February 1, 2018. According to the Schedule 13G, BlackRock, Inc. has sole power to vote or direct the vote of 2,645,865 shares of common stock and the sole power to dispose of or direct the disposition of 2,678,582 shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, our officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities.

Based solely on our review of such filings and the written representations we received from our directors and officers, we believe that, during the fiscal year ended December 31, 2017, all Section 16(a) reports required to be filed by our directors, officers and greater than 10% beneficial owners were timely filed except a Form 4 filing reporting one transaction by Mr. St. John and a Form 4 reporting two transactions by Mr. Hood, which were late as the result of an inadvertent administrative error.

POLICIES AND PROCEDURES REGARDING RELATED PERSON TRANSACTIONS

Our Board has adopted written policies and procedures, regarding related person transactions. For purposes of these policies and procedures:

•
a "related person" means (i) any director, nominee for director or executive officer; (ii) any beneficial owner (other than a financial or investment institution) of more than 5% of the Company's voting securities; (iii) an immediate family member of a director, executive officer, nominee for director or beneficial owner of more than 5% of the Company's voting securities; (iv) an entity which is owned or controlled by someone who falls within the categories listed in (i), (ii) or (iii) above: and (v) an entity in which someone listed above in (i), (ii) or (iii) has a substantial ownership interest or control; and

•	a "related person transaction" means a transaction in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

The related person, or the director, executive officer or nominee who is an immediate family member of a related person, must notify our General Counsel of the related person transaction. Certain transactions will generally be deemed pre-approved under these written policies and procedures, including transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year and executive officer and director compensation arrangements approved by our Compensation and Benefits Committee. Except for certain enumerated pre-approved transactions, our SEC counsel (or the Company's CFO, where our General Counsel has an interest in the related person transaction) shall notify our Audit Committee of any proposed related person transactions reported to him or her. The Audit Committee will consider all of the material facts and circumstances available regarding the related person transaction and will ratify, approve or disapprove the related person transaction based on factors it deems appropriate, including, among other factors, the benefits to our Company, the commercial reasonableness of the terms of the related person transaction, and its impact on director independence.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2017, we have not been a participant in any related person transaction within the meaning of Item 404(a) of Regulation S-K, other than as follows.

One of our executive officers, Ms. Salmon, is a former partner at the law firm of Groelle & Salmon, P.A., where her spouse remains partner and co-owner. Groelle & Salmon, P.A. provides legal representation to us related to our claims litigation, and also provided representation to us for several years prior to Ms. Salmon joining UPC Insurance in 2014. During the fiscal year ended December 31, 2017, Groelle & Salmon, P.A. billed us approximately $3,188,000. Ms. Salmon’s spouse has a 50% interest in these billings, or approximately $1,594,000 for the fiscal year ended December 31, 2017.

AmRisc, LLC (AmRisc), a managing general agent, handles the underwriting, claims processing, premium collection and reinsurance review for AmCo. R. Daniel Peed, Vice Chairman of our Board of Directors, beneficially owns approximately 7.7% of AmRisc and is also the Chief Executive Officer of AmRisc.
In accordance with the managing general agent underwriting contract with AmRisc, we recorded $220,150,000 of gross written premiums for the year ended December 31, 2017, resulting in fees and commission (including a profit commission) of $60,016,000 due to AmRisc. Receivables are stated net of the fees and commission due under the contract.
In addition to the direct premiums written, we recorded $3,564,000 in ceded premiums to AmRisc as a reinsurance intermediary for the year ended December 31, 2017. We also incurred $25,000 during that period for rent under a sublease agreement with AmRisc.
Net premiums receivable (net of commissions) of $29,913,000 were due from AmRisc as of December 31, 2017. These premiums were paid by AmRisc to our premium trust account by wire transfer within 15 days of collection pursuant to the underwriting contract with AmRisc.
On April 3, 2017, we acquired AmCo through a series of mergers by which the Company issued 20,956,355 shares of our common stock as merger consideration to RDX Holding, LLC, the parent company of AmCo. As a result of the mergers, AmCo became a wholly owned subsidiary of the Company. Each of Michael R. Hogan, R. Daniel Peed, Leah Anneberg Peed, and Peed FLP1, Ltd., L.L.P., a partnership that is wholly owned by Mr. Peed, owned an equity interest in RDX Holding, LLC and, therefore, received shares of our common stock as merger consideration. The approximate dollar value of the mergers was $285,467,139 and the approximate dollar value of merger consideration received by Mr. Hogan and Mr. Peed was $625,317 and $237,556,318, respectively.

In connection with the mergers, we entered into the Stockholders Agreement, which governs Mr. Peed's ownership of securities of, and investment in, the Company. Notable terms and conditions of the Stockholders Agreement include:

•
the right of Mr. Peed to designate for nomination up to three individuals (subject to adjustment in the event of a change to the size of our Board) to be members of our Board, until the time that Mr. Peed, his affiliates and permitted transferees no longer own (beneficially or of record) voting securities representing 15% of the issued and outstanding voting securities;

•
a provision limiting, subject to certain exceptions, the number of voting securities of the Company voted by Mr. Peed at his discretion to no more than 25% of the total outstanding voting securities until the earlier of the five year anniversary of the closing and the date that Mr. Peed beneficially owns less than 25% of our total outstanding voting securities. Until such time, any shares held by Mr. Peed in excess of 25% of the voting securities of the Company must be voted in proportion with the votes cast by our stockholders other than Mr. Peed and his affiliates;

•
restrictions on Mr. Peed's ability to transfer, without our Board's prior written consent and subject to certain exceptions, greater than 25% of his voting securities in the Company until the third anniversary of the closing; and

•
customary "standstill" provisions that prohibit Mr. Peed and his affiliates from taking certain actions, including (subject to certain exceptions) acquiring additional securities, participating in efforts to acquire the Company or any of its subsidiaries, and seeking to elect or remove members of our Board. Mr. Peed is also subject to a non-competition provision expiring five years following the closing.

DEADLINE FOR THE SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATINS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

If stockholders wish to include a proposal in our proxy statement and form of proxy relating to our 2019 annual meeting, we must receive a written copy of the proposal no later than December 7, 2018. Proposals must comply with the SEC proxy rules relating to stockholder proposals in order to be included in our proxy materials. All proposals should be submitted as described in the subsection entitled Contacting the Company.

Stockholders may present a proposal or director nomination at our 2019 annual meeting without including it in our proxy statement and form of proxy. The proxy solicited by our Board for the 2019 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any stockholder proposal or director nominee presented at that meeting that was submitted to us after February 20, 2019. We encourage stockholders wishing to present such a proposal or nomination to contact us as described in the subsection entitled Contacting the Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for our proxy statement and annual report with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, known as "householding," reduces costs associated with duplicate printings and mailings and means that we and some brokers will send only one copy of our annual report and proxy statement to stockholders who share the same address. Stockholders sharing the same address will continue to receive separate proxy cards.

If you own shares of our common stock in your own name and you want to receive separate copies of the annual report and proxy statement in the future, or if you receive multiple copies and want to receive only one copy, contact American Stock Transfer & Trust Company, LLC at (800) 937-5449 or 3201 15h Avenue, Brooklyn, NY 11219. If you hold shares of our common stock in street name and you want to receive separate copies of the annual report and proxy statement in the future, or if you receive multiple copies and want to receive only one copy, contact your broker, bank, or other holder of record.

OTHER INFORMATION
Our 2017 Annual Report is being mailed to our stockholders together with this Proxy Statement. Stockholders can refer to the report for information about us and our performance.

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED INSURANCE HOLDINGS CORP.

May 8, 2018

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2018.
To access the Company's Proxy Statement for the 2018 Annual Meeting of
Stockholders, and the Company's 2017 Annual Report, visit:
http://www.proxydocs.com/UIHC

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD RECOMMENDS A VOTE "FOR ALL" THE NOMINEES LISTED AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors.						FOR	AGAINST	ABSTAIN
					2.	Ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	ô	Alec L. Poitevint, II	Class B Nominee
		ô	Kern M. Davis, M.D.	Class B Nominee
		ô	William H. Hood, III	Class B Nominee
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED AND FOR THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY MATTER WHICH IS TO BE PRESENTED FOR ACTION AT THE MEETING OTHER THAN THE MATTERS SET FORTH HEREIN.

		ô	Sherrill W. Hudson	Class B Nominee
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	ô	Patrick F. Maroney	Class B Nominee

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you with to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder				Date:		Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized signer.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 8, 2018
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kimberly A. Salmon as Proxies of the undersigned, with full power of substitution, and hereby authorizes Mrs. Salmon to represent and to vote, as designated on the reverse side and in her discretion and upon any other business that may properly come before the meeting, all of the shares of common stock of United Insurance Holdings Corp., held of record by the undersigned on March 26, 2018, at the Annual Meeting of Stockholders of United Insurance Holdings Corp., to be held at the principal executive offices of United Insurance Holdings Corp. located at 800 2nd Avenue S., St. Petersburg, Florida, 33701 on Tuesday, May 8, 2018 at 1:00 p.m. local time, or at any postponement or adjournment thereof.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED INSURANCE HOLDINGS CORP.

May 8, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page

Vote online until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2018.
To access the Company's Proxy Statement for the 2018 Annual Meeting of
Stockholders, and the Company's 2017 Annual Report, visit: http://www.proxydocs.com/UIHC
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. ê

THE BOARD RECOMMENDS A VOTE "FOR ALL" THE NOMINEES LISTED AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors.						FOR	AGAINST	ABSTAIN
					2.	Ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	ô	Alec L. Poitevint, II	Class B Nominee
		ô	Kern M. Davis, M.D.	Class B Nominee
		ô	William H. Hood, III	Class B Nominee
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED AND FOR THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY MATTER WHICH IS TO BE PRESENTED FOR ACTION AT THE MEETING OTHER THAN THE MATTERS SET FORTH HEREIN.

		ô	Sherrill W. Hudson	Class B Nominee
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	ô	Patrick F. Maroney	Class B Nominee

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you with to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder				Date:		Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized signer.